SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2014

Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34810

Delaware	33-059-5156
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12117 Bee Caves Road Building Three, Suite 100, Austin, TX 78738

(Address of principal executive offices, including zip code)

512.519.0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2014 (the “Restatement Date”), Vermillion, Inc. (the “Company”) entered into an amended and restated Employment Agreement (the “Amended and Restated Employment Agreement”) with James T. LaFrance, the Chairman of the Board, President and Chief Executive Officer of the Company.  The Amended and Restated Employment Agreement amends and restates the Employment Agreement, effective as of April 23, 2014 (the “Original Employment Agreement”), between Mr. LaFrance and the Company, and the Amended and Restated Agreement is effective retroactively as of April 23, 2014.

The Amended and Restated Employment Agreement reduces from 800,000 to 348,500 the number of shares subject to the stock option granted to Mr. LaFrance on April 23, 2014 (the “Effective Date”).

In addition, the Amended and Restated Employment Agreement provides for a $103,000 special cash bonus that vests in four equal installments of $25,750 on each of the Restatement Date and the first, second and third anniversaries of the Effective Date, so long as Mr. LaFrance remains in continuous service with the Company through the applicable vesting date.

The Amended and Restated Employment Agreement increases Mr. LaFrance’s base salary from $225,000 per year to $375,000 per year and provides that any such base salary that was earned on or after the Effective Date but has not been paid prior to the Restatement Date shall be paid on the first payroll date following the Restatement Date.

Except as described above, the terms of the Original Employment Agreement remain in full force and effect.  For a description of the Original Employment Agreement, see the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 23, 2014.  Such description is incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: July 28, 2014	By:/s/ Eric J. Schoen
Name: Eric J. Schoen
Title: Vice President, Finance and Chief Accounting Officer

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